Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND SIX-MONTH

PERIODS ENDED JUNE 30, 2010

MELVILLE, N.Y., August 12, 2010 - P&F Industries, Inc. (Nasdaq: PFIN) today announced its results of operations for the three and six-month periods ended June 30, 2010.

P&F Industries, Inc. reported revenue from continuing operations of $13,320,000 and $24,467,000, for the three and six-month periods ended June 30, 2010, respectively, compared to $14,073,000 and $26,294,000, for the same periods in 2009. For the three-month period ended June 30, 2010, the Company reported income after taxes from continuing operations of $269,000, compared to a loss after taxes from continuing operations of $71,000 during the three-month period ended June 30, 2009.  For the six month period ended June 30, 2010, the Company reported a loss after taxes from continuing operations of $438,000, compared to an after tax loss from continuing operations of $410,000 in the same period a year ago.  The Company noted that during the six-month period ended June 30, 2010 it incurred substantial legal and consulting fees primarily due to its efforts to resolve certain banking related issues, which aggregated approximately $555,000.

The Company reported basic and diluted earnings (loss) per common share of:

	For the three month period ended June 30		For the six month period ended June 30
	2010	2009	2010	2009
Basic and diluted earnings (loss) per common share
Continuing operations	$0.07	$(0.02)	$(0.12)	$(0.11)
Discontinued operations	(3.01)	(0.14)	(3.49)	(0.21)
Net (loss)	$(2.94)	$(0.16)	$(3.61)	$(0.32)

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “The after tax profit from continuing operations we are reporting this quarter is due in large part to improved gross margins and the on-going cost reduction efforts put forth by P&F and its operating subsidiaries.”

In addition, the Company incurred a loss after taxes from discontinued operations of $10,885,000 during the three-month period ended June 30, 2010, compared to a loss after taxes from discontinued operations of $494,000 in the second quarter of 2009. For the six-month period ended June 30, 2010 the loss after taxes from discontinued operations was $12,629,000 compared to a loss after taxes from discontinued operations of $761,000 for the same period in 2009.

Mr. Horowitz explained, “During the second quarter of 2010, PNC Bank, foreclosed and liquidated the assets of Old Stairs Co., LLC, formerly known as WM Coffman LLC. As a result of such foreclosure and liquidation of these assets, combined with Old Stairs’ results during the quarter, and the recognition of expenses generated from Old Stairs’ default on its

Marion, Virginia facility, Old Stairs recognized the loss from discontinued operations.”  Mr. Horowitz noted that, “We believe the proceeds from the liquidation of Old Stairs’ assets will be sufficient to repay its secured creditors; however, Old Stairs Co. has not yet received the final accounting from PNC of its liquidation efforts.”

The Company reported fiscal second quarter 2010 revenue at its Continental Tool Group of $8,695,000, compared to $9,336,000 in the same period a year ago. Specifically, revenue at Florida Pneumatic was $5,115,000 this quarter compared to $6,121,000 during the same three-month period in 2009.  Florida Pneumatic’s revenue for the six-month period ended June 30, 2010, was $9,661,000 compared to $10,830,000 for the same period in 2009.  Revenue at Hy-Tech Machine for the three and six-month periods ended June 30, 2010 was $3,580,000 and $6,854,000, respectively, compared to $3,215,000 and $7,651,000 for the same periods in the prior year.

The Countrywide Hardware group, which, for reporting purposes as of January 1, 2010, consists only of Nationwide Industries, reported revenue for the three and six-month periods ended June 30, 2010 of $4,625,000 and $7,952,000, respectively, compared to $4,737,000 and $7,813,000 for the same periods in the prior year. The six-month increase was primarily driven by the fence and gate hardware product line.

During the three and six-month periods ended June 30, 2010, the Company reported consolidated gross margins of 35.2% and 35.5%, respectively, compared to 28.2% and 30.7% for the same periods in 2009. Gross margins at the Tools segment improved to 33.8% during the three-month period ended June 30, 2010, from 27.0% in the same three-month period in the prior year.  During the six-month period ended June 30, 2010, gross margin for the Tools segment was 34.2%, compared to 31.0% in the same six-month period in 2009.  The improvement was driven by an improved mix of products sold, improved pricing from its overseas suppliers, lower indirect labor and improved utilization of fixed overhead.

Nationwide’s gross margin for the three-month period ended June 30, 2010 improved to 37.9% from 30.5% for the same period in 2009, and its gross margin for the six-month period ended June 30, 2010 was 38.3% compared to 30.4% during the six-month period ended June 30, 2009. These improvements are primarily the result of product mix, reductions in the cost of products and improved absorption of warehouse overhead.

For the three and six-month periods ended June 30, 2010, the Company’s selling, general and administrative expenses were $4,084,000 and $8,401,000, compared to $3,823,000 and $8,026,000 for the same periods in 2009.  The primary factor contributing to the increase in selling, general and administrative expenses was increased legal and consulting fees incurred during the first six months of 2010, primarily due to the Company’s efforts to resolve certain banking related issues, which aggregated approximately $555,000.  Further, the Company noted that its on-going expense and payroll reduction plan continues to provide cost savings throughout the organization.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, August 12, 2010, at 11:00 A.M., Eastern Time to discuss its second quarter of 2010 results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing (877) 407-9210, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call.

For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 13, 2010.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements, potential exposure to the Company in connection with PNC Bank’s foreclosure on the assets of Old Stairs, Co, LLC, formerly WM Coffman and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These risks could cause the Company’s actual results for the 2010 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

In Thousand $	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets
Cash	$820	$546
Accounts receivable - net	7,596	7,545
Inventories - net	17,931	19,746
Notes and other receivables	92	110
Deferred income taxes - net	670	670
Income tax refund receivable	49	3,270
Prepaid expenses and other current assets	209	169
Assets of discontinued operations	188	10,797
Total current assets	27,555	42,853

Property and equipment	25,229	25,156
Less accumulated depreciation and amortization	12,792	11,990
Net property and equipment	12,437	13,166
Goodwill	5,150	5,150
Other intangible assets - net	2,476	2,651
Deferred income taxes — net	1,437	1,437
Assets of discontinued operations	16	3,924
Other assets — net	233	237

Total assets	$49,304	$69,418

Liabilities and Shareholders’ Equity
Short-term borrowings	$11,300	$16,300
Accounts payable	2,530	1,396
Other accrued liabilities	3,103	2,003
Liabilities of discontinued operations	12,870	9,719
Current maturities of long-term debt	4,883	5,015
Total current liabilities	34,686	34,433

Long-term debt, less current maturities	1,688	4,148
Liabilities of discontinued operations	313	5,222
Total liabilities	36,687	43,803

Total shareholders’ equity	12,617	25,615

Total liabilities and shareholders’ equity	$49,304	$69,418

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended June 30,		Six months ended June 30,
In Thousand $	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$13,320	$14,073	$24,467	$26,294
Cost of sales	8,630	10,105	15,778	18,226
Gross profit	4,690	3,968	8,689	8,068
Selling, general and admin expenses	4,084	3,823	8,401	8,026
Operating (loss) income	606	145	288	42
Interest expense	337	322	726	627
Income (Loss) from continuing operations before income taxes	269	(177)	(438)	(585)
Income tax (benefit) expense	0	(106)	0	(175)
Net income (loss) from continuing operations	269	(71)	(438)	(410)
Loss from discontinued operations (net of tax benefit of $ none for the three and six- month periods ended June 30, 2010 and $268 and $326 for three and six-month periods ended June 30,2009)	(10,885)	(494)	(12,629)	(761)
Net loss	$(10,616)	$(565)	$(13,067)	$(1,171)

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